Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statement No. 333-93189, No. 333-52636, No. 333-75598, No. 333-84648, No. 333-90608, No. 333-121235, No. 333-131670, No. 333-164437 and No. 333-171285 on Form S-8 and in Registration Statement No. 333-197264 on Form S-3 of Steel Connect, Inc. (fka ModusLink Global Solutions, Inc.) of our report dated February 27, 2018, relating to our audit of the consolidated financial statements of IWCO Direct Holdings, Inc. and Subsidiaries as of December 31, 2016 and for the year then ended included in this Current Report on Form 8-K/A.

/s/ Wipfli LLP

Minneapolis, MN

February 27, 2018